Exhibit 10.5

MASTER CONSTRUCTION AGREEMENT

MILLROSE PROPERTIES, INC.,

a Maryland corporation

and

MILLROSE PROPERTIES HOLDINGS, LLC,

a Delaware limited liability company

(collectively “OWNER”)

AND

U.S. HOME, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

(“BUILDER”)

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9.	NO CONTROL		17

10.	SUBCONTRACTS		17

11.	PROTECTION OF PERSONS AND PROPERTY		17

12.	RESPONSIBLE FOR CLEAN FILL		18

13.	OSHA REQUIREMENTS		18

14.	INSURANCE		18
	14.1	Required Coverage	18
	14.2	Notice of Loss	18
	14.3	No Modification of Other Obligations	18

15.	REMEDIES		19
	15.1	Owner’s Breach	19
	15.2	Contractor’s Breach	19

16.	MISCELLANEOUS PROVISIONS		21
	16.1	Governing Law	21
	16.2	Successors and Assigns	21
	16.3	Notices	21
	16.4	Time of the Essence	22
	16.5	Interpretation	22
	16.6	No Partnership; Third Person	22
	16.7	Entire Agreement	22
	16.8	Further Documents	22
	16.9	Incorporation of Exhibits	22
	16.10	Date of Performance	22
	16.11	Survival	23
	16.12	No Third Party Beneficiary	23
	16.13	Jurisdiction	23
	16.14	Counterparts	23
	16.15	Waiver of Breach	23
	16.16	Waiver of Jury Trial	23
	16.17	Partial Invalidity	24

ii

List of Exhibits

Exhibit “A”	-	Application for Payment
Exhibit “B”	-	Finished Homesite Description

iii

MASTER CONSTRUCTION AGREEMENT

In consideration of the agreements, covenants and promises contained in this Construction Agreement (the “Agreement”) and other good and valuable consideration, the receipt, sufficiency and validity of which are hereby acknowledged, Owner, Builder and Contractor agree as follows:

Defined terms appear in this Agreement with the first letter of each word in the term capitalized. In addition to other defined terms set forth elsewhere in this Agreement, the following terms and information (the “Agreement Terms”) are, or may be, used as defined terms in this Agreement. These Agreement Terms are incorporated herein and made a part of this Agreement to the same extent as if set forth in the Agreement in their entirety, and each reference in this Agreement to any of the Agreement Terms shall be construed to incorporate all of the Agreement Terms. In the event of any conflict between any Agreement Terms and the balance of the Agreement, the balance of this Agreement shall control. Each defined term used in this Agreement that is not included as one of the Agreement Terms, or is not otherwise defined in this Agreement, shall have the meaning given that term in the Option Agreement.

By executing the Addendum, the applicable Owner Property Affiliate and Applicable Licensed Affiliate shall be bound by all of the terms and conditions of this Agreement with respect to the applicable Property referenced therein and shall be deemed parties to this Agreement with respect to such Property for all purposes. However, the terms and provisions of this Agreement shall apply separately to each Property. All representations, warranties, covenants, liabilities, and obligations (including indemnity obligations) of Contractor under this Agreement with respect to the “Homesites” or the “Property” shall apply independently to each Property. Accordingly, notwithstanding anything to the contrary in this Agreement: (a) a default or failure to perform on the part of a Contractor, Builder, or Owner with respect to one Property shall not be a default under this Agreement with respect to different Properties; (b) Contractor, Builder and Owner each shall exercise their respective rights and remedies with respect to a Property independent of their respective rights and remedies for other Properties; (c) this Agreement shall be enforced and interpreted as if Owner and each Applicable Licensed Affiliate had executed a separate Agreement with respect to each Property; and (d) each Applicable Licensed Affiliate shall act as the Contractor only for the Property or Properties for which it is a party to the applicable Addendum and is not acting as the Contractor with respect to any other Property.

AGREEMENT TERMS

Agreement Date	[_____], 2024

Owner	Means and refers collectively to MILLROSE PROPERTIES, INC., a Maryland corporation, Millrose Properties, LLC, a Delaware limited liability company, and, with respect to the applicable Property, the “Owner Property Affiliate” that has signed the Addendum for such Property.

Contractor	Means and refers to the Applicable Licensed Affiliate that has signed the Addendum with respect to the applicable Property. For the avoidance of doubt, an Applicable Licensed Contractor shall act as the Contractor only with respect to the Property or Properties for which it has executed an Addendum.

Builder	U.S. HOME, LLC, a Delaware limited liability company

State	The State in which the applicable Property is located

County	The County in which the applicable Property is located

City	The City (if any) in which the applicable Property is located

Civil Engineer	The Civil Engineer for each Property, as identified in the applicable Addendum

Property	Each “Property” identified in the separate Addendum is a Property for purposes of this Agreement. As used herein, “applicable Property” refers, as the context requires, to the Property for which the Applicable Licensed Affiliate has executed the Addendum.

Homesites	Refers to an individual Homesite or condominium unit (as applicable) now or hereinafter existing within the applicable Property that is subdivided for the purpose of constructing a residence thereon (each Homesite or condominium unit shall be referred to individually, as a “Homesite”).

Contract Sum	Refers separately with respect to each Property to the Contract Sum set forth in the Addendum.

Budget	Refers separately with respect to each Property to the Budget attached to the applicable Addendum (if any).

Option Agreement	The Master Option Agreement dated as of [_______], 2024, pursuant to which Owner has granted to Builder’s affiliate an option (the “Option”) to purchase the Homesites and/or the Property.

Addendum	Refers separately with respect to each Property, to the Addendum to Master Option Agreement and Master Construction Agreement executed by Owner, Owner Property Affiliate, Builder, Local Builder, and (if applicable) Builder’s Applicable Licensed Affiliate with respect to such Property.

This Master Construction Agreement (this “Agreement”) is made as of the Agreement Date, between by and between MILLROSE PROPERTIES, INC., a Maryland corporation (“MPI”), and Millrose Properties Holdings, LLC, a Delaware limited liability company (“MPHL”) (MPI and MPHL are collectively “Owner”), and U.S. HOME, LLC, a Delaware limited liability company (“Builder”).

RECITALS

A. Owner and Builder are parties to the Option Agreement. Pursuant to the provisions thereof, Owner and/or Owner Property Affiliate has acquired (or will acquire) one or more Properties and, in connection with Owner’s acquisition of each Property, Owner, Builder and the Applicable Licensed Affiliate (in its capacity as Contractor) have executed an Addendum.

B. Owner and Builder have executed this Master Construction Agreement to provide for Builder’s Applicable Licensed Affiliate to act as the Contractor for its applicable Property and the right to perform Work (as defined below) on such Property.

C. Owner desires to engage Contractor to cause certain improvements to be constructed on the applicable Property and on the associated common areas and streets pursuant to, and in accordance with, the terms, covenants and conditions of this Agreement.

D. Contractor is willing to install such improvements pursuant to, and in accordance with, the terms, covenants and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Performance and Supervision of the Work.

1.1 Description of the Work. Contractor shall perform and complete (or cause the performance and completion of) the “Work” (as defined below) in accordance with the provisions of this Agreement. The term “Work” means the construction and services required by the “Contract Documents” (as defined below) in order to complete “Finished Homesites” (as defined below), and includes all labor, materials, equipment and services provided or to be provided by Contractor to fulfill Contractor’s obligations under this Agreement, and the recordation of the “Final Plat” or “Final Plats” (as such terms are defined in the Option Agreement); provided, however that the Work does not include the vertical construction of residences (foundations or higher). The Work consists generally of the construction of certain roads, sidewalks, fencing, sewers, drainage curbs, gutters, grading, retaining walls, landscaping, water lines and utility lines within, and adjacent to, the Homesites, and any physical improvements to common areas within the Property (excluding any improvements which are vertical nature). Contractor may enter into contracts for the performance of the Work with “Subcontractors” (as defined in Section 10 below) that are appropriately licensed in the jurisdiction in which the Property is located, to the extent required by applicable law. For purposes of this Agreement, “Finished Homesite” shall mean, for each Homesite, that all improvements, and all other work and obligations, whether on the site of the Property, or outside the boundaries of the Property, have been constructed, installed or completed to the extent required to obtain a building permit for the construction of a residence upon the payment of the required building permit fees therefor, so that Contractor shall be able to commence construction of a residence on such Homesite upon the payment of such fee and a certificate of occupancy is available upon proper completion of a residence on the Homesite and payment of any hook-up or connection fees for utility services. In addition, the Work shall include the construction and installation of the Property Specific Improvements, if any, set forth on the Exhibit “C” to the Addendum.

1.2 Supervision of Work. Except for Work which is to be performed by third parties and unless the Contract Documents give other specific instructions concerning these matters, Contractor shall supervise and direct the Work. Except for Work which is to be performed by third parties, Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work performed by at the direction of Contractor under this Agreement, unless the Contract Documents give other specific instructions concerning these matters. Contractor shall be responsible to Owner for the acts and omissions of Contractor’s employees, Subcontractors and their agents and employees, and all other persons performing portions of the Work by or for Contractor. Contractor shall enforce discipline and good order among Contractor’s employees, Subcontractors and any other persons carrying out the Work by or for Contractor. Contractor shall not permit the employment or utilization of unfit persons or persons not skilled in tasks assigned to them.

1.3 Relationship of the Parties; Owner Obligations. Contractor accepts the relationship of trust and confidence established by this Agreement and covenants to cooperate with Owner and utilize Contractor’s commercially reasonable efforts and judgment in performing the Work. Owner agrees to: (a) furnish information required or reasonably requested by Contractor, including, without limitation, executing such affidavits or letters of authorization as may be required for Contractor to obtain building permits or similar government permits and approvals, (b) sign any necessary documents reasonably requested by Contractor, and (c) timely perform Owner’s obligations under this Agreement, and make payments to Contractor as set forth in this Agreement. Pursuant to the Option Agreement, Owner has executed and delivered to Builder and/or Contractor a Power of Attorney. Pursuant to the Power of Attorney, Builder and Contractor may execute documents on behalf of Owner in connection with the Work, all as more fully set forth therein. Owner, for no consideration but at Contractor’s cost, shall also dedicate or convey the common areas and streets within the Property to the “Association” (as defined in the Option Agreement) or other applicable authorities, as and at the time directed by Contractor or Builder, with the title to such common areas and streets being free of any liens created by Owner (and if necessary, Owner shall cause Owner’s lender, at the time of such conveyance, to release such common areas and streets from the lien of any financing obtained by Owner) and generally in the same condition as when such title was acquired by Owner except for any easements or other development matters which may have been placed on such common areas and/or streets at the request of Contractor or Builder. If Owner goes onto the Property, Owner shall not unreasonably interfere with Contractor in connection with Contractor’s performance of the Work.

1.4 License Work. Contractor shall fully comply with all state and federal contractor’s licensing laws and requirements (the “Licensing Requirements”) applicable to Contractor’s performance of the Work. Any and all such Work (or related services) requiring a contractor’s license shall be deemed “Licensed Work.” Builder shall have no right or obligation to perform Work. All Licensed Work shall be performed (or caused to be performed) by Contractor (and Builder shall have no obligation with respect thereto). All references in this Agreement or the Option Agreement requiring Builder to perform Licensed Work shall be interpreted as requiring such Licensed Work to be performed by the Applicable Licensed Affiliate. The parties agree to execute such additional assurances, documents or confirmations, each in form and substance reasonably acceptable to such party, as are required for Owner, Builder, and/or the Applicable Licensed Affiliate to comply with the Licensing Requirements. Contractor shall deliver (which delivery may be via e-mail) such assurances, documents and confirmations as are required for Owner to comply with the Licensing Requirements to Owner for Owner’s review and execution; provided that if Owner fails to approve or execute any such assurances, documents and confirmations within five (5) business days of Contractor’s delivery of the same to Owner (which delivery may be via e-mail), then, Contractor may execute those assurances, documents and confirmations pursuant to the Power of Attorney.

2. Additional Responsibilities of Contractor

2.1 Labor and Materials. Subject to payment from Owner as provided in this Agreement, Contractor shall provide and pay for (or cause to be provided and paid for) labor, materials, equipment, tools, construction equipment and machinery, water, utilities, transportation, and other facilities and services necessary for the proper execution and “Completion” (as defined below) of the Work by or on behalf of Contractor, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

2.2 Comply with Laws. Until the Completion of the Work or sooner termination of this Agreement, Contractor shall comply with and give notices required by laws, ordinances, rules, regulations, and lawful orders of public authorities bearing on performance of the Work. Contractor shall promptly provide to Owner copies of any written notice received by Contractor alleging any material uncured failure to comply with applicable laws, ordinances, rules, regulations, or lawful orders of public authorities bearing on performance of the Work including, without limitation, written notices of nonconformity of the Work with the Contract Documents or other written notices of deficiencies in the Work. Without limiting the generality of the foregoing, until the Completion of the Work or sooner termination of this Agreement, Contractor shall also have the responsibility, at Contractor’s cost and expense (but subject to payment from Owner as provided in this Agreement), to do all things necessary to comply in all respects with all applicable subdivision laws and regulations to permit the sale of Homesites by Owner as contemplated by the Option Agreement. Owner shall reasonably cooperate with Contractor, at no third-party cost or expense to Owner, in accomplishing the foregoing. Until the Completion of the Work or sooner termination of this Agreement, Contractor shall also have the responsibility, at Contractor’s cost and expense (but subject to payment from Owner as provided in this Agreement), to comply with all Federal, State and local laws (including environmental), regulations and requirements pertaining to the ownership, development and operation of the Property including, but not limited to, the obligation to prepare and submit to the U.S. Environmental Protection Agency a Notice of Intent (NOI) for Storm Water Discharges under the National Pollutant Discharge Elimination System (NPDES), if applicable, and to comply with all applicable pollution prevention, control, monitoring, reporting, inspection and permitting conditions and requirements related thereto. Owner hereby grants Contractor a non-exclusive easement over the Property for purposes of completing the Work. Such easement shall terminate upon the later of: (i) Contractor’s Completion of the Work; or (ii) such time as Contractor is no longer a “Legally Responsible Person” under the applicable National Pollutant Discharge Elimination System (“NPDES”) stormwater permit and corresponding state laws and regulations (a “LRP”). Contractor agrees to file a Notice of Termination within thirty (30) days of completion of all of the requirements set forth in the NPDES permit for a Notice of Termination. In furtherance of the foregoing, Contractor shall use commercially reasonable efforts to accomplish any termination of its status as an LRP in accordance with the terms of this Section and Owner shall cooperate as reasonably required in connection therewith, at no out of pocket cost or expense to Owner.

2.3 Removal of Equipment and Maintenance of Site. Contractor shall keep the Property and surrounding area free from accumulation of waste materials or rubbish caused by operations under this Agreement. At Completion of the Work, Contractor shall remove from and about the Property waste materials, rubbish, Contractor’s tools, construction equipment, machinery and surplus materials.

2.4 Engineering and Design. Contractor shall engage the necessary professionals to provide engineering and design work pertaining to the Work. Contractor shall be responsible, at its sole cost (but subject to payment as provided herein), for the preparation of all subdivision improvement plans required for the Completion of the Work and for obtaining approval of such plans from all “Approving Authorities” (as defined in Section 3.3 below).

2.5 Bonds and Assurances.

2.5.1 To the extent not provided by third parties, Contractor shall be responsible, at its sole cost and expense (but subject to payment as provided herein), for providing all applicable Approving Authorities (or causing to be provided to all applicable Approving Authorities) any bonds, subdivision agreements, assurance agreements, or other financial assurances required with respect to the Work (collectively, the “Financial Assurances”). Except as provided in Section 2.5.2 below, upon Completion of the Work, Contractor shall also provide to all Approving Authorities all warranties, bonds and other financial assurances required to obtain final acceptance and approval of the Work. To the extent permitted by the Approving Authorities, Contractor shall be entitled to seek reductions and releases of any bonds or other Financial Assurances posted by Contractor with respect to the Work, and Owner shall cooperate with Contractor, as reasonably requested by Contractor, but at no third-party cost or liability to Owner, in obtaining such reductions and releases.

2.5.2 Within one hundred twenty (120) days following any termination of this Agreement due to Owner’s default hereunder or under the Option Agreement, (the “Termination Date”), Owner shall replace the “Performance Bonds” (as defined below) with Owner’s separate bonds or security (collectively, the “Replacement Performance Bonds”). For purposes of this Section 2.5.2, the term the “Performance Bonds” means: (a) those bonds posted by Contractor or Builder with the City, the County or the Approving Authorities (as defined below) to complete the Work; and (b) all warranties, bonds and other financial assurances required to obtain final acceptance and approval of the Work. In connection therewith, if Owner has not obtained Replacement Performance Bonds within one hundred twenty (120) days following the Termination Date, Contractor may (without limitation) take such actions as are necessary to reduce and release any Performance Bond at commercially reasonable times and in a commercially reasonable manner, and Owner shall cooperate with Contractor, as reasonably requested by Contractor, in such efforts. To the extent Contractor is required to incur any expense in connection with the Performance Bonds after the Termination Date, Owner shall reimburse Contractor for such expense within five (5) business days of Contractor’s demand, and (ii) in all cases Owner shall reimburse Contractor for draws or demands on Performance Bonds to the extent such draws are not related to any Work that was defective. On and after the Termination Date, Owner shall indemnify, defend and hold harmless Contractor (and Contractor’s members, managers, partners, shareholders, employees, directors, officers, agents, affiliates, successors and assigns) from any loss, damage, expense, suit or action as a result of: (a) any claims against the Performance Bonds relating to Work performed or to be performed on and after the Termination Date; and (b) Owner’s failure to timely deliver the Replacement Performance Bonds and obtain a corresponding exoneration of Contractor’s Performance Bonds.

2.6 Taxes, Fees and Permits.

2.6.1 Subject to payment from Owner as provided in this Agreement, Contractor shall pay all applicable sales, consumer, use, and other similar taxes pertaining to the Work performed by or for Contractor, all related royalties and license fees, and shall secure and pay for all approvals, easements, assessments, charges, permits and governmental fees, licenses and inspections necessary for proper execution and Completion of such Work.

2.6.2 Contractor has conducted due diligence to determine all governmental and utility company fees required to be paid in connection with the completion of the “Subdivision Improvements” (as defined in the Option Agreement) (collectively, the “Fees”), including, without limitation, (i) all impact fees, (ii) all connection fees, (iii) all mitigation fees, (iv) school fees, and (v) inspection fees. As part of the Work, Contractor shall be responsible for the payment of the Fees (together with any increases in the Fees) payable in connection with the Completion of the Work; provided, however, that such amounts shall be paid or reimbursed by Owner subject to the other terms and conditions contained herein. In addition, if new fees or previously unknown fees are imposed on the Property or Owner in respect of the Completion of the Work after the date of this Agreement (collectively, the “New Fees”), as part of the Work, Contractor shall also be responsible for the payment of the New Fees (together with any increases in the New Fees) but only if and to the extent such New Fees are payable prior to the delivery of a Finished Homesite (i.e. excluding any New Fees payable in connection with obtaining a building permit), and upon the payment of the New Fees, Contractor shall be paid or reimbursed by Owner for New Fees, but only if there are savings or contingency available to be allocated to such newly identified project costs pursuant to Section 4.1.3.

3. Commencement and Completion of the Work

3.1 Commencement Date. Subject to the provisions of Section 3.4, Contractor shall commence the Work in accordance with the construction schedule proposed by Contractor (if any) prior to the execution of the Addendum, with any changes thereto subject to approval by Owner in its reasonable discretion; provided, however, that Owner may not disapprove any proposed construction schedule changes that provide for Completion of the Work prior to or on the Completion Date.

3.2 Completion Date. Subject to the provisions of Section 3.4, Contractor shall use commercially reasonable efforts to achieve Completion of the Work by the Completion Date (as set forth in the applicable Addendum).

3.3 Definition of Completion. “Completion” means that: (1) to the extent applicable, all final inspections and final approvals of the applicable Work by the City, County and any and all other applicable governmental or quasi-governmental entities or agencies, property owners associations and utility providers (collectively, the “Approving Authorities”) have been obtained, including the payment of any Fees, and (2) the applicable Work is complete in substantial accordance with the Contract Documents. In the event of any dispute between Owner and Contractor about whether Completion has been achieved with respect to the applicable Work, such dispute shall be resolved by the Civil Engineer. Any delay in completing the applicable Work or failure to achieve Completion by the Completion Date shall not affect Builder’s obligations under, or any provisions of, the Option Agreement. Contractor understands and acknowledges that its obligation to cause the Completion of the Work and otherwise fully perform its obligations under this Agreement shall survive any termination or expiration of the Option Agreement; provided, however, that Contractor’s obligation to cause the Completion of the applicable Work no later than the Completion Date shall otherwise terminate at such time as the final Closing on all of the Homesites occurs pursuant to the Option Agreement. Contractor acknowledges that as a material inducement to, and in reliance on, its agreements contained herein, Owner entered into the Option Agreement. Similarly, Owner understands and acknowledges that its obligation under this Agreement to pay for the Work completed by Contractor and to otherwise fully perform its obligations under this Agreement shall survive any termination of the Option, and the termination or expiration of the Option Agreement.

Owner and Contractor acknowledge that so long as the Option has not terminated prior to Builder acquiring all Homesites, the portion of the Work described below (collectively, the “Final Stage of Work”) will not need to be completed to achieve Completion:

•	Sidewalk and drive approaches within or directly adjacent to Unpurchased Homesites

•	Final lift on streets and alleyways

•	Final lift on sewer and storm drain manholes.

•	Repair and replacement of damage to curbs, sidewalks, utility boxes

•	Common area landscaping

•	Final pull of wires for dry utilities

•	Community or pocket parks

•	Open space and amenities

•	Pools, clubhouses, and other similar amenities

•	Streetlights

•	Offsite improvements

•	Mailboxes

•	Entry gates / Monumentation

However, upon termination of the Option prior to Contractor having acquired all of the Homesites, Contractor shall be obligated to complete all Final Stage of Work to achieve Completion within the time frames contemplated by Section 3.2 and shall thereafter be promptly paid by Owner, for the associated costs to the extent permitted by the terms of this Agreement.

3.4 Force Majeure. “Force Majeure Items” means and refers to delays caused by acts of God, casualty, insurrection, strikes, war, terrorism, lockouts, pandemic, supply chain delays, governmental order (including health orders), labor disputes, adverse weather conditions which could not reasonably be anticipated, or any causes, acts, or occurrences beyond Contractor’s control (financial inability excluded) (collectively, “Force Majeure Items”). All of Contractor’s obligations under this Agreement shall be subject to extension for Force Majeure Items; provided, however that in no event shall Force Majeure Items extend or modify the dates for acquisition of Homesites set forth in the “Takedown Schedule” (as defined in the Option Agreement). In the event of any dispute between Owner and Contractor about whether a delay in the Work is caused by a Force Majeure Item, such dispute shall be resolved by the Civil Engineer.

4. Amounts Payable to Contractor.

4.1 Fixed Price Contract Sum. Owner shall pay Contractor for all costs actually incurred by Contractor in Contractor’s performance of the Work and Contractor’s obligations under this Agreement; however, in no event shall Owner be obligated to pay Contractor more than the Contract Sum, set forth in the Budget attached hereto as Exhibit “B” (the “Budget”). The Budget identifies (i) the anticipated costs of completing the Work, and (ii) the maximum portion of the total Contract Sum allocated to each component of the Work. Owner shall not be required to pay Contractor for costs not provided for in the Budget. Contractor represents and warrants that except as has been disclosed to Owner, the Budget has been prepared in good faith by Contractor based on information known as of the date of this Agreement, is the budget utilized by Contractor for its internal purposes and is Contractor’s reasonable estimate of the anticipated costs to Complete the Work. Owner and Contractor hereby acknowledge and agree that Contractor shall be entitled to any and all reimbursement and/or advances from any Financing District (as defined in the Option Agreement).

4.1.1 Excess Costs. Subject to the provisions of Section 4.1.3 below, if (a) the actual cost of any line item of the Work set forth in the Budget (including all fees and soft costs) exceeds the portion of the Contract Sum allocated for that line item in the Budget, or (b) additional unanticipated costs are identified after the date of this Agreement for which amounts were not allocated or reallocated in the Budget (collectively, the “Excess Costs”), Contractor shall be solely responsible at its sole cost and expense for, and shall pay, the amount of all such Excess Costs required to complete the Work (or the component thereof) and otherwise to fulfill all of its obligations under this Agreement without reimbursement for the Excess Costs by Owner. In addition, if Owner reasonably and in good faith anticipates that an Excess Cost will be incurred to achieve Completion of the Work, Owner may provide written notice thereof to Contractor (“Cost Overrun Notice”). Within twenty (20) business days after receipt of such Cost Overrun Notice, Contractor may dispute the contents of such Cost Overrun Notice by delivering written notice thereof to Owner (the “Cost Overrun Dispute Notice”) explaining in reasonable detail that Owner’s estimation of Excess Costs is incorrect. If Contractor fails to deliver a Cost Overrun Dispute Notice, Contractor shall be deemed to have waived its right to dispute the Excess Costs identified in such Cost Overrun Notice. If Contractor delivers a Cost Overrun Dispute Notice, Owner may (A) withdraw such Cost Overrun Notice, (B) modify such Cost Overrun Notice to conform to all or any corrections offered by Contractor, or (C) if Owner disagrees with the contents of the Cost Overrun Dispute Notice, engage the Civil Engineer to determine whether (and to what extent) any Excess Costs will be incurred. If the Civil Engineer concludes that an Excess Cost will be incurred and the amount of such Excess Cost exceeds the amount, if any, of the Excess Costs identified in the Cost Overrun Dispute Notice, Contractor shall be solely responsible for the fees payable to such Civil Engineer. If the Civil Engineer concludes that the amount of Excess Costs to be incurred is equal to or less than the Excess Costs identified in the Cost Overrun Dispute Notice, Owner shall be solely responsible for the fees payable to such Civil Engineer. Any funds deposited with Owner shall be disbursed by Owner to Contractor upon completion of the applicable component of the Work and the payment of such Excess Costs, if any.

4.1.2 Cost Savings. If the Contractor reasonably concludes that the actual cost of Completing the Work is less than the Contract Sum (the “Unfunded Balance”), Owner shall, after all applicable conditions to making the Final Payment have been satisfied, provide Builder a credit toward the purchase price of the last Homesites if and when acquired by Builder in accordance with the Takedown Schedule under the Option Agreement by the amount of such savings, as provided in Section 4.6, below. If, however, the Option terminates prior to Builder acquiring all of the Homesites, provided that Contractor has caused the Completion of all of the Work including the Final Stage of Work, Owner shall pay a portion of the Unfunded Balance (which in this instance takes into account the costs associated with Completion of the Final Stage of Work) to Contractor as provided below. The portion of the Unfunded Balance payable to Contractor shall be equal to the product of the Unfunded Balance times a fraction, the numerator of which is the total sum of Homesite purchase prices paid to Owner for all Homesites acquired by Contractor and the denominator of which is the total sum of the purchase prices contemplated by the Option Agreement for all Homesites. The portion of the Unfunded Balance payable as determined under the preceding sentence shall be paid by Owner to Contractor within ten (10) business days after Completion of the Work and satisfaction of all conditions to making the Final Payment.

4.1.3 Modification of Budget. Notwithstanding anything to the contrary in this Agreement, if Contractor reasonably determines that the actual cost of any component of the Work is less than the portion of the Contract Sum allocated to that component in the Budget, then Contractor may, no more than once a month revise the Budget to reallocate such savings to other components in the Budget. Further, no more than once a month, Contractor may reallocate the “Contingency Amount” (as such term is reflected in the Budget) and apply such reallocated amounts to any component of the Work to pay for the costs incurred in connection with such component of the Work. Finally, Contractor may reallocate costs in the Budget amongst the various components of the Budget so long as Contractor reasonably determines that the amounts for each such component will be sufficient after such reallocation. All modifications to the Budget pursuant to this Section 4.1.3 shall be effective when Contractor submits a revised Budget to Owner. Notwithstanding anything to the contrary contained herein, in no event shall the Budget be modified to increase the Contract Sum without Owner’s prior written consent. If Owner properly disapproves Contractor’s proposed reallocation of Budget savings or in the event of any other dispute between Owner and Contractor under this Section 4.1.3, such dispute shall be resolved by the Civil Engineer.

4.1.4 Costs Not to be Paid. Owner shall not be obligated to pay Contractor for any of the following costs incurred in performing the Work:

(a) Salaries and other compensation of Contractor’s personnel stationed at Contractor’s principal office or other offices, provided that Contractor shall be entitled to payment or reimbursement for employee compensation for those employees who are stationed at the site office, but only to the extent provided in the Budget.

(b) Expenses of Contractor’s office other than the cost of the on-site facilities to the extent provided in the Budget.

(c) Overhead and general expenses, development fees or profit except as provided in the Budget.

(d) Contractor’s capital expenses, including interest on Contractor’s capital employed for the Work.

(e) Costs due to the knowing and willful misconduct or gross negligence of Contractor.

(f) Other than to the extent it can be offset from cost savings pursuant to Section 4.1.2, from available contingency in the Budget, and/or from modification of the Budget pursuant to Section 4.1.3, costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to any property.

(g) Costs which would cause the Contract Sum to be exceeded.

4.2 Limitation of Owner’s Obligation. Contractor understands and acknowledges that, other than Owner’s obligation to pay and reimburse Contractor and to perform its obligations as provided in this Agreement: (a) Owner shall have no obligations whatsoever in connection with the Work; and (b) Contractor shall be solely responsible for the payment of all costs of Contractor’s employees, Subcontractors and their agents and employees and all other persons performing portions of the Work, and all costs to otherwise take all steps necessary to obtain full and final acceptance of such component of the Work performed by or for Contractor from any and all applicable Approving Authorities (if applicable). Once Owner has paid Contractor the full amount of any component of the Work allocated in the then-current Budget (as such Budget may be adjusted pursuant to the terms of this Agreement), Owner shall thereafter have no obligations whatsoever in connection with that component of the Work, and once Owner has paid Contractor the full amount of the Contract Sum, Owner shall thereafter have no obligation whatsoever in connection with any component of the Work. Contractor acknowledges that, with respect to those Fees which are not Budgeted Fees, Builder shall be required to pay such Fees if Builder acquires the Homesites pursuant to the Option Agreement, and Owner shall have no responsibility or liability therefor.

4.3 Accounting Records. Contractor shall keep accounts and exercise such controls in accordance with its standard corporate policies and practices. Owner and Owner’s accountants shall be afforded reasonable access to Contractor’s records relating to this Agreement (the “Records”). Contractor shall preserve the Records for a period of three (3) years after the Contractor’s termination of Work on the Property, or for such longer period as may be required by law.

4.4 Progress Payments. Based upon complete Applications and Certificates for Payment (each, an “Application for Payment”) submitted to Owner by Contractor substantially in the form attached hereto as Exhibit “C” and the other documentation to be provided by Contractor pursuant to Section 4.4.2 below and provided same is reasonably determined by Owner to be correct (by third party inspections or other suitable control procedures for verifying progress of the Work), Owner shall make progress payments to Contractor on account of the Contract Sum in accordance with the following:

4.4.1 Application for Payment. Builder shall have the right (but not the obligation) to submit an Application for Payment for each Property twice in any calendar month Owner shall make the applicable payment to Contractor within ten (10) business days of receipt of an Application for Payment; provided, however that if an Application for Payment is received by Owner not later than the fifteenth (15th) calendar day of a month, Owner shall make the applicable payment to Contractor not later than the final business day of the same calendar month. At Contractor’s option, Contractor may submit a single Application for Payment covering multiple Properties provided the Contractor for each Property provides the documentation and certifications contemplated in Section 4.4.2 below.

4.4.2 Complete Application. Contractor shall provide with each Application for Payment: (a) a spreadsheet or other evidence reasonably satisfactory to Owner demonstrating that the costs set forth in the Application for Payment have actually been incurred; and (b) a budget-to-actual comparison report. In addition, upon Owner’s request, Contractor shall provide copies of: (1) for any line item expenditure in excess of $1,000,000 in a given month, copies of the invoices identifying the amount payable or paid to the applicable Subcontractor(s) or bills or other statements identifying the costs payable or paid; and (2) such other supporting documentation for the draw as Owner may reasonably request. For avoidance of doubt, Contractor may submit an Application for Payment for amounts incurred but not yet actually paid. In such event, upon receipt of the requested progress payment from Owner, Contractor shall promptly pay the amounts subject to applicable Application for Payment and, upon Owner’s request, Contractor shall thereafter provide: (A) reasonable proof of payment by Contractor of the amount shown on each such invoice, tax bill or statement; (B) at Owner’s request, where applicable, a conditional lien waiver and release in form and content reasonably satisfactory to Owner from Contractor and each Subcontractor relating to all Work for which the Application For Payment is being made; and (C) at Owner’s request, where applicable, an unconditional lien waiver and release in form and content reasonably satisfactory to Owner from Contractor and each Subcontractor (relating to all Work covered by previously paid Applications for Payment) . Notwithstanding the foregoing, in lieu of the lien releases, Builder may instead deliver to Owner a certificate, signed by an authorized agent or officer of Builder, confirming that the applicable Contractor and/or Subcontractor has been paid.

4.4.3 Intentionally Omitted.

4.4.4 Accounts Withheld. Payments may be withheld on account of and to the extent of (1) defective Work identified by the Civil Engineer that is not remedied; (2) claims filed by third parties against Owner related to the Work to the extent such claims are not disputed; (3) failure of Contractor to make payments properly to Subcontractors or for labor, materials or equipment; (4) a default by Contractor (existing beyond any applicable cure periods) has occurred under this Agreement and damages are payable to Owner in connection therewith, and (5) material failure to carry out the Work substantially in accordance with the Contract Documents which adversely affects the Homesites then owned by Owner (“Unpurchased Homesites”). Only amounts reasonably estimated by the Civil Engineer as required to cure or remedy the triggering cause or event shall be withheld pursuant to this Section 4.4.4. If Owner is entitled to withhold a payment pursuant to this Section 4.4.4, Owner must first give Contractor notice of the same, which notice shall state in detail the reason for such withholding, the amount being withheld for such reason, and any portion of a payment due to Contractor that is not covered by such reasons for the withholding shall be paid to Contractor in a timely manner. In no event shall Owner withhold amounts exceeding the reasonable cost to remedy the issues described in (1), (2), (3), (4), or (5) above.

4.4.5 Delivery of Contracts. To the extent any Application for Payment pertains to amounts owing and paid by Contractor pursuant to contracts with any Subcontractors, utility providers, or other third parties, then at Owner’s request, Contractor must, as a condition precedent to obtaining payment for any such amounts, have provided to Owner an executed but redacted copy of the contract for the “Major Subcontractors” (as defined below), and any change orders or other modifications, to which the Application for Payment pertains, provided that the following terms shall not be redacted: scope of work (inclusive of amounts and quantities), terms of payment, construction timing/completion schedules and budgets.

4.5 Final Payment. The term “Final Payment” shall mean the entire unpaid balance of the Contract Sum and such Final Payment shall be paid, and/or applied as a credit as provided in Section 4.1.2, as applicable, to Contractor when all of the following have been completed:

4.5.1 All of Contractor’s obligations under this Agreement to achieve Completion of the Work have been fully performed by Contractor except for Contractor’s responsibility to satisfy requirements, if any, which necessarily survive the Final Payment;

4.5.2 A complete final Application for Payment has been submitted to Owner by Contractor;

4.5.3 If and to the extent applicable, Contractor has submitted acceptable evidence to Owner of the receipt of any required final inspection and approval of the Work from all applicable Approving Authorities;

4.5.4 If the Option terminates prior to Builder having acquired all of the Homesites, Owner has received delivery of a soils compaction report certified by the soils engineer confirming that the Homesites have been compacted to the appropriate density in compliance with the Contractor’s or Builder’s soils engineering specifications;

4.5.5 If Owner still owns Unpurchased Homesites as of the date of the request for Final Payment, Owner has received: (1) a conditional lien waiver and release (on the approved statutory form) from Contractor and each of Contractor’s Subcontractors of every tier who have billed in excess of Fifty Thousand Dollars ($50,000) relating to all Work for which the Final Payment is being made; (2) an unconditional lien waiver and release (on the appropriate approved statutory form) from Contractor and each of Contractor’s Subcontractors of every tier who have billed in excess of Fifty Thousand Dollars ($50,000) relating to all Work performed for which payments have previously been made; and (3) such other invoices or documentation as Owner may reasonably request; provided, however, that in lieu of the forgoing lien releases, Builder may instead deliver to Owner a certificate, signed by an authorized agent or officer of Builder, confirming that the applicable Contractor and/or Subcontractor have been or will be paid; and

4.5.6 If the Option terminates prior to Builder having acquired all of the Homesites, Owner has received delivery of the as-built plans certified under seal by the Civil Engineer and/or, where appropriate, a registered land surveyor, if any, pertaining to all improvements constructed in connection with the Work.

4.6 Final Credit; Waiver of Claims. In addition, at the last closing under the Option Agreement when Builder acquires all then remaining unpurchased Homesites resulting in Builder having purchased all Homesites, Builder shall receive a credit against the Takedown Price equal to the “Final Reconciliation Amount” (as defined in the Option Agreement), and if the Final Reconciliation Amount exceeds the Takedown Price of the unpurchased Homesites to be acquired at such last closing, Owner shall pay to Builder the excess concurrently with such Closing. Upon acceptance of Final Payment by Contractor, Subcontractor or material supplier and the final credit described in the prior sentence, Contractor waives all claims against Owner and the Owner-Related Persons, except for those claims previously made in writing and identified by Contractor as unsettled at the time of the final Application for Payment. Contractor shall use commercially reasonable efforts to include a similar release in all contracts with Subcontractors.

5. Contract Documents. This Agreement, Contractors construction schedule, the drawings, plans, specifications (the “Plans”), and other documents (if any) listed in Exhibit “D”, other applicable documents listed in this Agreement, Change Orders (as defined below) issued after execution of this Agreement, and any other contracts, agreements or documents required to create the Finished Homesites within the Property, shall collectively be referenced herein as the “Contract Documents”. Owner acknowledges that it has approved the Contract Documents identified on Exhibit “D.” The intent of the Contract Documents is to include all items necessary for the proper execution and Completion of the Work by Contractor. The Contract Documents are complementary with each other, and what is required by one Contract Document shall be as binding as if required by all Contract Documents. The Contract Documents shall not be construed to create a contractual relationship of any kind between (1) Owner and a Subcontractor, (2) Owner and any engineer retained in connection with the development of the Property (each, an “Engineer”), or (3) any persons or entities other than Owner and Contractor. Any such relationship must be established by separate contract. A “Change Order” is a written order executed by Owner and Contractor after the date of this Agreement authorizing a change in the Work or an adjustment in the Contract Sum. Owner agrees not to unreasonably withhold its approval of any Change Order, changes to the Plans, or other similar changes proposed by Contractor.

6. Work Free From Defects. The provisions of this Section 6 shall apply only to Work performed by or at the direction of Contractor and shall not apply to any Work performed by a replacement contractor or replacement builder retained by Owner after termination of this Agreement.

6.1 Warranty. Contractor warrants to Owner that the Work will be free from defects, and such Work will conform with the requirements of the Contract Documents; provided, however, that the warranty provided in this sentence shall expire on the later to occur of the following (“Warranty Expiration Date”): (a) two (2) years following the actual date of completion of the applicable component of the Work or if this Agreement is terminated prior to Completion, the date upon which this Agreement is so terminated, or (b) the expiration of any warranty period required by the Approving Authority with respect to any particular item of the Work warranted to any applicable Approving Authority. Any notice provided by Owner to Contractor prior to the Warranty Expiration Date shall be effective even if such warranty work is not commenced until after the Warranty Expiration Date. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective by Owner. Nothing in this Section 6 or any other provision of this Agreement shall in any way limit or abrogate any right Owner may have under Section 7 (Contractor Indemnity).

6.2 Correction of Work. Prior to the Warranty Expiration Date, Contractor, at its sole expense (but subject to payment or reimbursement from Owner to the extent of allocation of contingency or reallocation of Budget savings), shall promptly correct or shall cause to be corrected Work failing to conform to the requirements of the Contract Documents, whether observed by Owner or any Approving Authority before or after completion of the applicable component of the Work and whether or not fabricated, installed or completed, and shall correct any Work found not to be in accordance with the requirements of the Contract Documents. In the event of any dispute between Owner and Contractor regarding whether any correction of the Work is needed (other than corrections required by an Approving Authority), such dispute shall be resolved by the Civil Engineer. The provisions of this Section 6.2 apply to Work done by Subcontractors as well as to Work done by direct employees of Contractor. Contractor understands that no portion of the Contract Sum has been allocated for costs incurred in connection with the correction of the portion of the Work rejected by Owner or failing to conform to the requirements of the Contract Documents; accordingly, except for the reallocation of contingency or reallocation of Budget savings, Contractor should not be entitled to any payment or reimbursement from Owner with respect to any expense so incurred unless otherwise permitted by the terms of this Agreement. Without in any way limiting Contractor’s indemnity obligations under Section 7, Contractor’s obligation to perform any warranty work with respect to the Work shall expire with respect to any defects or deficiencies discoverable upon inspection (and expressly including latent defects) which are not disclosed in writing to Contractor on or before the Warranty Expiration Date.

7. Contractor Indemnity. THE PROVISIONS SET FORTH IN SECTION 5 OF THE MASTER AGREEMENT [INDEMNITY PROCEDURES] SHALL APPLY TO ANY CLAIMS FOR INDEMNITY UNDER THIS AGREEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. TO THE FULLEST EXTENT PERMITTED BY LAW AND WITHOUT LIMITING BUILDER’S INDEMNITY OBLIGATIONS IN THE OPTION AGREEMENT, CONTRACTOR DOES AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS, AND HEREBY RELEASES AND DISCHARGES, OWNER AND ITS MEMBERS AND MANAGER, THE MEMBERS OF ITS MEMBERS AND MANAGER, AND THEIR RESPECTIVE OWNERS, EMPLOYEES, DIRECTORS, OFFICERS, AGENTS, AND AFFILIATES (EXCLUDING OWNER, COLLECTIVELY, THE “OWNER-RELATED PERSONS”), FOR, FROM AND AGAINST ALL CLAIMS, ACTIONS, DEMANDS, LIABILITIES, LOSSES, AND DAMAGES (COLLECTIVELY, “CLAIMS”), ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH (A) THE PERFORMANCE OF THE WORK BY CONTRACTOR OR CONTRACTOR’S USE OR OCCUPANCY OF THE PROPERTY, (B) ANY LIENS OR ENCUMBRANCES INCURRED OR RESULTING FROM THE ACTS OF CONTRACTOR AND ITS AGENTS, EMPLOYEES AND SUBCONTRACTORS, (C) ANY WORK, OCCURRENCE, CONDUCT, ACT OR OMISSION MAINTAINED, PERFORMED, PERMITTED OR SUFFERED BY CONTRACTOR OR ANY REPRESENTATIVE, SUBCONTRACTOR OR SUPPLIER OF CONTRACTOR, OR ANY EMPLOYEE, AGENT, INVITEE OR LICENSEE OF ANY OF THE FOREGOING, ON OR ABOUT OR PERTAINING TO THE PROPERTY, (D) ANY CLAIM PERTAINING OR RELATING TO THE HOMESITES, OR ANY OTHER PORTION OF THE PROPERTY, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING AS A RESULT OF THE EXISTENCE OF EXPANSIVE AND/OR SETTLING SOILS AND THE CONDITION OF THE SURFACE AND SUB-SURFACE OF THE HOMESITES, ANY OTHER PORTION OF THE PROPERTY AND/OR THE FAILURE OF THE HOMESITES, ANY OTHER PORTION OF THE PROPERTY TO BE PROPERLY GRADED AND COMPACTED IN A FASHION NECESSARY TO PREVENT SUBSIDENCE AND ANY OTHER SETTLEMENT, CAVITY FORMATION OR MOVEMENT OF THE SOILS (I.E. SUBSURFACE SOIL CONDITIONS

COMMONLY ASSOCIATED WITH SINKHOLE ACTIVITY), (E) ANY CONDITION OF OR ON THE HOMESITES, OR ANY OTHER PORTION OF THE PROPERTY, OR OF OR ON ANY STREET, CURB OR SIDEWALK THEREON OR ADJACENT THERETO OR ANY IMPROVEMENT CONSTRUCTED OR TO BE CONSTRUCTED THEREON TO THE EXTENT THE CONDITION GIVING RISE TO THE CLAIM ARISES PRIOR TO COMPLETION OF THE WORK OR EARLIER TERMINATION OF THIS AGREEMENT, (F) CONTRACTOR’S FAILURE TO PERFORM CONTRACTOR’S MATERIAL OBLIGATIONS, OR CONTRACTOR’S BREACH OF CONTRACTOR’S MATERIAL REPRESENTATIONS OR WARRANTIES, UNDER THIS AGREEMENT, (G) ANY ACT OR NEGLIGENCE OF CONTRACTOR OR ITS REPRESENTATIVES, SUBCONTRACTORS, SUPPLIERS, EMPLOYEES, AGENTS, INVITEES OR LICENSEES, (H) ANY ACCIDENT, INJURY OR DAMAGE WHATSOEVER CAUSED TO ANY PERSON, ON THE PROPERTY OR ANY SIDEWALK, STREET OR LAND ADJACENT THERETO RESULTING FROM ANY ACT OR OMISSION OF CONTRACTOR OR ITS REPRESENTATIVES, SUBCONTRACTORS, SUPPLIERS, EMPLOYEES, AGENTS, INVITEES OR LICENSEES PRIOR TO COMPLETION OF THE WORK OR EARLIER TERMINATION OF THIS AGREEMENT, AND (I) ANY ACTIVITIES PERFORMED BY CONTRACTOR ON PROPERTY NOT OWNED BY OWNER IN CONNECTION WITH THE CONSTRUCTION OF THE “SUBDIVISION IMPROVEMENTS” (AS DEFINED IN THE OPTION AGREEMENT) OR OTHER DEVELOPMENT OF THE PROPERTY. THE INDEMNIFICATION OBLIGATION UNDER THIS SECTION 7 SHALL NOT BE LIMITED BY A LIMITATION ON AMOUNT OR TYPE OF DAMAGES, COMPENSATION OR BENEFITS PAYABLE BY OR FOR CONTRACTOR OR A SUBCONTRACTOR UNDER WORKERS’ OR WORKMEN’S COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEE BENEFIT ACTS OR ANY OTHER INSURANCE POLICY REQUIRED TO BE MAINTAINED BY CONTRACTOR OR A SUBCONTRACTOR HEREUNDER. IN CONNECTION WITH THE FOREGOING RELEASE AND INDEMNITY, CONTRACTOR HEREBY WAIVES ANY RIGHTS OR BENEFITS UNDER THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED LIMITING THE SCOPE OR NATURE OF THE RELEASE GRANTED BY CONTRACTOR TO OWNER PURSUANT TO THIS SECTION 7.

NOTWITHSTANDING THE FOREGOING, OR ANYTHING TO THE CONTRARY IN THIS SECTION 7, CONTRACTOR DOES NOT RELEASE (AND SHALL NOT BE REQUIRED TO INDEMNIFY, DEFEND AND HOLD HARMLESS) OWNER AND THE OWNER-RELATED PERSONS FOR OR FROM ANY CLAIMS TO THE EXTENT ARISING FROM (A) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF OWNER AND/OR ANY OWNER-RELATED PERSONS, (B) OWNER’S FRAUD; (C) ANY IMPROVEMENTS INSTALLED, WORK PERFORMED, OCCURRENCE, CONDUCT, ACT OR OMISSION MAINTAINED, PERFORMED, PERMITTED OR SUFFERED BY OWNER, THE OWNER-RELATED PERSONS OR BY ANY THIRD-PARTY (INCLUDING A REPLACEMENT BUILDER OR REPLACEMENT CONTRACTOR) (“THIRD PARTY”), OR ANY REPRESENTATIVE, CONTRACTOR, SUBCONTRACTOR OR SUPPLIER OF SUCH THIRD PARTY; (D) FROM THE FAILURE TO PERFORM OR COMPLETE THE REMAINING WORK AFTER TERMINATION OF THIS AGREEMENT DUE TO A DEFAULT BY OWNER UNDER THIS AGREEMENT; (E) ANY ACCIDENT, INJURY OR DAMAGE WHATSOEVER CAUSED TO ANY PERSON, FIRM OR CORPORATION ON OR IN CONNECTION WITH THE UNPURCHASED HOMESITES FOLLOWING A TERMINATION OF THE OPTION AGREEMENT (OR EARLIER TERMINATION OF THIS AGREEMENT), UNLESS CAUSED BY OR THROUGH CONTRACTOR OR ANY REPRESENTATIVE, SUBCONTRACTOR OR SUPPLIER OF CONTRACTOR, AND (F) ANY THIRD PARTY CLAIM ARISING FROM TERMINATION OF THIS AGREEMENT DUE TO A DEFAULT BY OWNER UNDER THIS AGREEMENT. THE CONTRACTOR’S INDEMNIFICATION OBLIGATION SHALL BE LIMITED TO ITS COMPARATIVE FAULT.

8. Representatives. Owner may appoint one or more representatives to act on its behalf at all times while this Agreement remains in effect and may change its representative(s) at any time or from time to time, but only by written notice to Contractor. Contractor may appoint one or more representatives to act on its behalf at all times while this Agreement remains in effect and may change its representative(s) at any time or from time to time, but only by written notice to Owner.

9. No Control. Owner will not have control over or charge of and will not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work. Owner will not be responsible for Contractor’s failure to carry out the Work in accordance with the Contract Documents. Notwithstanding the foregoing, Owner (or its representatives) may, but shall have no obligation to, visit the site at intervals appropriate to the stage of construction to become generally familiar with the progress and quality of the completed Work and to determine in general if the Work is being performed in a manner indicating that the Work, when completed, will be in accordance with the Contract Documents. However, in no event shall any such site visits be deemed an approval by Owner of the Work performed or limit Contractor’s obligations and responsibilities hereunder.

10. Subcontracts. A “Subcontractor” is a person or entity who has a direct contract with Contractor or another Subcontractor engaged by Contractor to perform a portion of the Work at the site or supply materials for the Work. Upon written request, Contractor shall promptly provide to Owner a list of the names and addresses of all Subcontractors and suppliers with which Contractor or any Subcontractors have contracts in amounts exceeding $50,000 or which file any lien notices (the “Major Subcontractors”). Contracts between Contractor and Subcontractors shall be on Contractor’s standard form.

11. Protection of Persons and Property. Contractor’s obligations under this Section 11 shall terminate upon the later to occur of (a) when Contractor is no longer performing Work on the applicable Property (or earlier termination of this Agreement with respect to such Property), and (b) termination of the Option Agreement with respect to such Property. Contractor shall be responsible for initiating, maintaining, and supervising all reasonable or necessary safety precautions and programs in connection with the performance of Work under this Agreement. In connection with its performance of the Work, Contractor shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

11.1 Employees on the Work and other persons who may be affected thereby;

11.2 The Work and materials and equipment to be incorporated therein; and

11.3 Other property at the site or adjacent thereto.

In connection with its performance of the Work, Contractor shall be responsible for notices (with copies to Owner) and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons and property and their protection from damage, injury or loss. Contractor shall promptly remedy damage and loss to property at the site caused in whole or in part by Contractor, a Subcontractor or anyone directly or indirectly employed or utilized by any of them, or by anyone for whose acts they may be liable and for which Contractor is responsible, except for damage or loss attributable to acts of Owner and/or the Owner-Related Persons, and not attributable to the fault or negligence of Contractor. The foregoing obligations of Contractor are in addition to Contractor’s obligations under Section 7.

12. Responsible for Clean Fill. Any soils brought to the site shall be tested for suitability prior to delivery to the Property. Contractor shall direct a geo-technical engineer to deliver a certificate to Owner confirming the suitability of all imported soils. Contractor assumes all liability with regard to the suitability of imported soils. Receipt of a certificate by Owner shall not be construed as acceptance of the suitability of the imported soil.

13. OSHA Requirements. Contractor shall use its commercially reasonable efforts to comply with all provisions of the Williams-Steiger Occupational Safety and Health Act of 1970 or any amendments, additions or deletions thereto or regulations related thereto (“OSHA”) which are applicable to Contractor or the Work performed by or for Contractor. In no event shall Owner be responsible for fines or construction delays due to OSHA enforcement.

14. Insurance

14.1 Required Coverage. Until the later of the Warranty Expiration Date or Builder’s acquisition of all of the Homesites pursuant to the Option Agreement or earlier termination of this Agreement, Contractor shall purchase and continuously maintain insurance as set forth on Exhibit “C” to the Option Agreement, and all references to “Builder” shall be deemed references to Contractor for purposes of this Section 14.

14.2 Notice of Loss. Promptly following the occurrence of a loss occurring on the Unpurchased Homesites which is tendered to Contractor’s insurance, Contractor shall promptly provide Owner with a written report of the loss; provided, however, that such notice shall not be required upon and after Builder’s acquisition of all Homesites.

14.3 No Modification of Other Obligations. Contractor’s obligation to carry insurance as herein provided shall not limit or modify in any way any other obligation of Contractor under this Agreement, including, without limitation, Contractor’s obligations under Section 7.

15. Remedies

15.1 Owner’s Breach. If, after satisfaction of all conditions precedent to Owner’s obligation to make a payment as described in Section 4 and any other provisions of this Agreement, Owner fails to make a payment that is due Contractor and such failure continues for a period of ten (10) business days after notice to Owner, Contractor may (a) offset the amount of such payment not made to Contractor (together with interest on such amount at the simple rate of eighteen percent (18%) per annum from the date on which payment was required until the date of the offset) against any amounts payable by Contractor (or Builder) to Owner under the Option Agreement, (b) exercise its lien rights under applicable law, (c) pursue legal recourse against Owner to recover from Owner delinquent amounts due and owing to Contractor, and/or (d) terminate this Agreement. In no event shall Contractor have the right to seek recovery of any judgment pursuant to this Agreement against any shareholders of MILLROSE PROPERTIES, INC., a Maryland corporation. In the event Owner fails to perform any other obligations under this Agreement, Contractor shall be entitled to pursue Owner for damages (including contractor breakage or termination fees to the extent customary and typical in the market in which the Property is located, and proven loss (including increased costs) with respect to materials, equipment, tools and construction equipment and machinery) incurred by Contractor as a result of Owner’s default. In the event of any Owner default, Contractor shall be entitled to stop all Work, whereupon the deadlines for Completion set forth herein (and any similar Work-related deadlines in the Option Agreement) shall be extended on an equitable basis as determined by the Civil Engineer, taking into account the actual delays incurred in completing the Work while the dispute is ongoing.

The exercise of any remedies by Contractor hereunder shall not have any impact on any remedies or rights available to Builder under the Option Agreement and/or the Founder’s Rights Agreement, and the exercise of any rights or remedies by Builder under the Option Agreement and/or the Founder’s Rights Agreement shall not alter or modify Owner’s continuing obligations under this Agreement.

15.2 Contractor’s Breach

15.2.1 If Contractor fails to correct Work performed by or for Contractor which is not in accordance with the requirements of the Contract Documents or materially fails to carry out any such Work in accordance with the Contract Documents within twenty (20) business days after delivery of written notice from Owner of such deficiency (provided that if such failure cannot through the exercise of reasonable diligence be cured within such twenty (20) business day period but cure is commenced within that period and thereafter is diligently prosecuted to completion and such cure is actually completed within one hundred twenty (120) days of said notice, then no Contractor Default shall be deemed to have occurred), Owner, by a written order, may order Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated, and Owner shall have such remedies as are described in Section 15.2.2; however, the right of Owner to stop the Work shall not give rise to a duty on the part of Owner to exercise this right for the benefit of Contractor or any other person or entity.

15.2.2 If (a) Contractor defaults or materially fails or neglects to carry out the Work in accordance with the Contract Documents, including the failure to timely pay Excess Costs not in written dispute by Contractor pursuant to Section 4.1.1, or (b) Contractor or Builder fails to perform a provision of any of the Contract Documents, after thirty (30) days written notice to Contractor (in either instance, a “Contractor Default”) and without prejudice to any other remedy that Owner may have at law, in equity or by statute, Owner may make good such deficiencies and may deduct the cost thereof, including compensation for the services of Owner’s representative and expenses made necessary thereby (not to exceed ten percent (10%) of the cost to remedy such deficiency). Alternatively, at Owner’s option, and in addition to all other remedies available to Owner at law, in equity or by statute (but in no event shall Contractor be liable for consequential, special or punitive damages), in the event of a Contractor Default Owner may elect, by notice to Contractor given within thirty (30) days after the date of the Contractor Default (the “Election Notice”) to either (a) require Contractor to cause the Completion of the Work in accordance with the terms of this Agreement and the Contract Documents by the applicable Completion Date and to fund all Excess Costs (including by filing a suit to specifically enforce Contractor’s obligations to cause the Completion of the Work and fund Excess Costs in accordance with the terms set forth herein), or (b) order Contractor to stop undertaking all work on the Property, take possession of the site not previously acquired by Builder and of all materials thereon owned by Contractor, and cause the Completion of the Work by whatever methods Owner deems appropriate, in which event (x) Contractor’s rights and obligations hereunder to perform any further Work shall immediately and without further notice terminate except: (i)as set forth Section 15.2.3 below; and (ii) that Contractor shall continue to remain on the Property for so long as it is necessary to leave the Property in a reasonably safe condition, and (y) if Owner elects to proceed under clause (b) above, then Builder shall have no further liability for Excess Costs. In the event Owner elects to remove and replace Contractor pursuant to its Election Notice, Contractor shall have no further obligation to perform or pay for any further Work; provided, however, Contractor shall continue to remain responsible for any indemnification obligations arising under Section 7. In no event shall Contractor discontinue its work on or vacate the Property leaving an unsafe condition remaining. Should Contractor fail to restore the Property to a reasonably safe condition, Contractor shall pay Owner the actual, third-party cost Owner incurs to make such conditions reasonably safe. The failure of Owner to timely provide an Election Notice shall be deemed to constitute Owner’s election under clause (a) to cause Contractor to proceed with Completion of the Work on or before the applicable Completion Date.

Notwithstanding the foregoing, in no event shall Owner have the right to recover consequential, indirect, exemplary or punitive damages under this Agreement.

15.2.3 Notwithstanding anything to the contrary set forth herein, if Owner delivers an Election Notice directing Contractor to stop work pursuant to Section 15.2.2(b) (a “Work Termination Notice”) or this Agreement otherwise terminates, then: (a) Contractor shall nonetheless be entitled, at its option, to pay for, perform and/or complete: (i) any Work Contractor or Builder has agreed to complete under the Financial Assurances; (ii) any Work Contractor or Builder has agreed to perform or complete for the benefit of third parties including, without limitation adjacent property owners and/or prior owners of the Property; and (iii) Work that third parties including, without limitation adjacent property owners and/or prior owners of the Property, have agreed to complete for the benefit of the Property; and (b) in connection with any of the foregoing, Contractor shall be entitled to payment reimbursement hereunder in accordance with the Budget as if this Agreement had not been terminated and irrespective of Owner’s Work Termination Notice. For example, but without limitation, if Contractor or Builder has agreed to pay or reimburse a prior owner of the Property for portions of the Work (i.e., Seller post-closing work) and such costs have been included in the Budget, Owner shall be obligated to pay for such Work notwithstanding the delivery of a Work Termination Notice or any other termination of this Agreement.

16. Miscellaneous Provisions.

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located and any action related to such enforcement may be brought in any State or Federal court within the State in which the Property is located (the “Courts of the Applicable State”). Without limiting the generality of the foregoing, Owner and Builder acknowledge and agree that any action relating to the enforcement of a specific performance action of the conveyance of Homesites or other similar action relating to the creation, perfection or transfer of interests in real, personal or intangible property shall be brought in the Courts of the Applicable State having jurisdiction over the Property.

16.2 Successors and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of Owner and Contractor. Contractor shall not have any right to assign its interest hereunder without the prior written consent of Owner, which shall not be unreasonably withheld, conditioned or delayed; however, any such assignment without Owner’s consent shall be voidable at Owner’s option. Owner shall not have any right to assign its interest hereunder without the prior written consent of Contractor, which shall not be unreasonably withheld, conditioned or delayed; however, any such assignment without Contractor’s consent shall be voidable at Contractor’s option. All covenants, promises and agreements in this Agreement, by or on behalf of Contractor and Owner, as applicable, shall inure to the benefit of the legal representatives, successors and permitted assigns of the other party.

16.3 Notices. No notice, consent, approval or other communication provided for herein or given in connection herewith shall be validly given, made, delivered or served unless it is in writing and delivered personally, sent by reputable overnight courier (such as Fed Ex or UPS), or sent by e-mail transmission (with confirmation of successful transmission), to:

Owner at:	MILLROSE PROPERTIES, INC. [redacted] Attn: [redacted] Email: [redacted]

Builder at:	U.S. HOME, LLC [redacted] Attn: [redacted] Email: [redacted]

With a copy to:	Deverich & Gillman LLP [redacted] Attn.: [redacted] Telephone: [redacted] Email: [redacted]

or to such other addresses as any party hereto may from time to time designate in writing and deliver in a like manner to the other. Notices, consents, approvals, and communications shall be deemed given and received upon delivery to the respective addresses set forth above, if delivered personally or sent by overnight courier, or upon successful e-mail transmission to the addresses set forth above. The inability to deliver because of a changed address of which no notice was given, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by legal counsel for such party.

16.4 Time of the Essence. Time limits stated in the Contract Documents are of the essence of this Agreement. By executing this Agreement Contractor confirms that the time allowed to complete the Work is a reasonable period for performing the Work.

16.5 Interpretation; Conflicts. The captions of the sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof. This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof. In the event of any conflict between the terms of this Agreement and the Founder’s Rights Agreement, the terms of the Founder’s Rights Agreement shall be controlling.

16.6 No Partnership; Third Person. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Owner and Contractor. No term or provision of this Agreement is intended to, or shall, be for the benefit of any person, firm, corporation or other entity not a party hereto including, without limitation, any broker, and no such party shall have any right or cause of action hereunder.

16.7 Entire Agreement. This Agreement, the Founder’s Rights Agreement, the Option Agreement, the Master Agreement, the Addenda, and the Multiparty Agreement constitute the entire agreement between Owner and Contractor, and the reasonable expectations of, the parties pertaining to the subject matter hereof. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein. No change or addition is to be made to this Agreement except by a written agreement executed by all of the parties.

16.8 Further Documents. Builder, Contractor and Owner shall execute and deliver all such documents and perform all such acts as reasonably requested by the other party from time to time, to carry out the matters contemplated by this Agreement.

16.9 Incorporation of Exhibits. All exhibits attached to this Agreement are by this reference incorporated herein.

16.10 Date of Performance. If the date of performance of any obligation or the last day of any time period provided for herein should fall on a Saturday, Sunday or legal holiday, then the obligation shall be due and owing, and the time period shall expire, on the first day thereafter which is not a Saturday, Sunday or legal holiday. Unless otherwise stated, all references in this Agreement to days shall refer to calendar days. Business days shall be defined to mean all days except Saturdays, Sundays and legal holidays. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed no later than 6:00 p.m. (local time in the State in which the Property is located) on the day of performance.

16.11 Survival. Except as expressly provided to the contrary herein, all covenants, indemnities and other provisions of this Agreement which are expressly intended to survive the termination of this Agreement (or which by their terms are to be performed after termination) shall survive the termination of this Agreement, so that all such obligations and indemnities shall continue to be binding upon the parties hereto and their respective successors and assigns. For avoidance of doubt, all payment obligations under this Agreement shall survive termination.

16.12 No Third Party Beneficiary. Contractor’s and Builder’s covenants set forth in this Agreement are solely for the benefit of Owner and shall be enforceable by no other individual or entity.

16.13 Jurisdiction. TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, INCLUDING IN SECTION 16.1 ABOVE, EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THE STATE WHERE THE PROPERTY IS LOCATED GOVERNS THIS AGREEMENT AND EACH OF THE PARTIES HERETO, AND ALL PERSONS AND ENTITIES IN ANY MANNER OBLIGATED TO OWNER UNDER THIS AGREEMENT CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE IN WHICH THE PROPERTY IS LOCATED HAVING PROPER VENUE AND ALSO CONSENT TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY SUCH STATE’S OR FEDERAL LAW.

16.14 Counterparts. This Agreement shall be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties may also deliver executed copies of this Agreement to each other by facsimile or by electronic copy (e.g. pdf) including by electronic signature (e.g., www.docusign.com), which facsimile or electronic signatures shall be binding as if they were originals.

16.15 Waiver of Breach. A party’s waiver of a breach of any of the terms, covenants, or conditions of this Agreement by the other party shall not be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. No waiver of any default by a party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by either party to or of any act by the other requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the consenting party’s consent or approval to or of any subsequent similar acts by the other party.

16.16 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (a) ARISING UNDER THIS AGREEMENT INCLUDING ANY PRESENT OR FUTURE MODIFICATION THEREOF; OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

16.17 Partial Invalidity. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.

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IN WITNESS WHEREOF, the parties hereto have entered into this Construction Agreement as of the day and year first written above.

OWNER:

MILLROSE PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

MILLROSE PROPERTIES HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

BUILDER:

U.S. HOME, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “A”

APPLICATION FOR PAYMENT

(to be placed on Contractor’s letterhead)

Exhibit A

EXHIBIT “B”

FINISHED HOMESITE DESCRIPTION

Without limiting anything to the contrary set forth in this Agreement, a Finished Homesite shall, at a minimum, include the following:

(i) The Homesite shall have been graded to a pad elevation tolerance in substantial accordance with all rough grading plans (but excluding precise grading) with a pad certified with respect to line and grade by a civil engineer or surveyor licensed and in good standing in the State in which the Property is located, and certified with respect to compaction by a soils engineer licensed and in good standing in the State in which the Property is located.

(ii) All onsite and offsite water, gas, sewer, sewer treatment, storm water treatment ponds, electricity, telephone, internet, and cable television infrastructure required for issuance of a building permit and/or certificate of occupancy shall have been installed and stubbed to the lot lines where the residence is to be constructed;

(iii) All storm drain, and curb, gutter, and paving improvements to the streets shall have been constructed and installed in accordance with the improvement plans for the Property;

(iv) All monumentation, retaining, side yard and perimeter walls and fences referenced on the improvement plans for the Property shall have been installed on the project boundary and Homesite boundaries as the same may be depicted in the plans and specifications and otherwise in conformance with the requirements of all applicable Approving Authorities;

(v) All onsite and offsite landscaping, sidewalks, streetlights, street signs, striping, and water meters and boxes shall have been installed to the extent required for issuance of a building permit and/or upon completion of a residence certificate of occupancy;

(vi) All applicable Budgeted Fees shall have been paid; and

(vii) To the extent required for issuance of a building permit and/or certificate of occupancy for all Unpurchased Homesites, (a) all onsite and offsite common area landscaping, park area, open space, trails and other public and private amenities shall have been completed and, (b) to the extent applicable with respect to property not owned by Owner, dedicated or transferred to the Approving Authority and/or homeowners association and/or private operating entity.

Exhibit B - 1